Exhibit 6.6

AMENDMENT TO BD AGREEMENT BETWEEN DALMORE GROUP, LLC AND EMERGING FUELS TECHNOLOGY, INC.

The following is an amendment to Section 3. (Compensation) of the BD Agreement between Dalmore Group, LLC (“Dalmore”) and Emerging Fuels Technology, Inc. (“EFT”) originally dated May 24, 2021. This amendment is effective January 4, 2022. Specifically, per the request of EFT, Dalmore has entered into a commission sharing arrangement with Justly Markets, LLC (“Justly”), which will allow EFT to offer its shares on the Justly platform. As compensation for any investments made on the Justly platform, EFT agrees to pay Dalmore a fee equal to six hundred (600) basis points on the aggregate amount raised through the Justly platform. All investors will continue to be processed and reviewed by Dalmore and Dalmore’s services will remain the same.

IN WITNESS WHEREOF, the parties have executed this amendment as of January 4, 2022:

Emerging Fuels Technology, Inc.

By: /s/ Kenneth Agee

Name: Kenneth Agee

Its: President

Dalmore Group, LLC

By: /s/ Etan Butler

Name: Etan Butler

Its: Chairman